7 January 2026	Our Ref: ME/kg/C9608-195644

Crescent Biopharma, Inc. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sirs

CRESCENT BIOPHARMA, INC.
We have acted as Cayman Islands legal advisers to Crescent Biopharma, Inc. (the "Company"), and we have examined the Registration Statement on Form S-1 to be filed by the Company with the United States Securities and Exchange Commission (including all supplements and amendments thereto, the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to:

(i)15,052,117 ordinary shares in the capital of the Company, par value US$0.001 per share (the "Ordinary Shares") held by the Selling Shareholders (the “Outstanding Ordinary Shares”);
(ii)1,768,140 Ordinary Shares issuable upon exercise of pre-funded warrants to purchase Ordinary Shares held by the Selling Shareholders under the terms of the Warrant Documents (each as defined in Schedule 1) (the "Warrants" and the Ordinary Shares issuable under the terms of the Warrants, the "Warrant Shares"); and
(iii)2,890,000 Ordinary Shares, issuable upon conversion of Series A Non-Voting Convertible Preferred Shares in the capital of the Company, par value US$0.001 per share, held by the Selling Shareholders (the "Series A Preferred Shares" and the Ordinary Shares issuable upon conversion of the Series A Preferred Shares, the "Series A Conversion Shares" and together with the Outstanding Ordinary Shares and the Warrant Shares, the "Shares").
For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.The Company is an exempted company registered by way of continuation with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

WALKERS

2.The Outstanding Ordinary Shares, as contemplated by the Documents, have been duly authorised by all necessary corporate action of the Company and are validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).
3.The Warrant Shares, as contemplated by the Documents, have been duly authorised by all necessary corporate action of the Company and, upon the exercise of the Warrants and the issue of the Warrant Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Warrant Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Documents and the Registration Statement, the Warrant Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).
4.The Series A Conversion Shares, as contemplated by the Documents, have been duly authorised by all necessary corporate action of the Company and, upon the conversion of the Series A Preferred Shares and the issue of the Series A Conversion Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Series Conversion Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Documents and the Registration Statement, the Series A Conversion Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).
We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Our opinion as to the good standing of the Company is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under Section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the Certificate of Good Standing if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

WALKERS

Yours faithfully
/s/ Walkers
Walkers (Cayman) LLP

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.The Certificate of Registration By Way of Continuation of the Company dated 16 June 2025, the Memorandum and Articles of Association of the Company adopted by special resolution on 5 June 2025 and effective as of 16 June 2025) (the "Memorandum and Articles of Association") and each of the Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the "Company Records").
2.The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 7 January 2026.
3.A Certificate of Good Standing dated 7 January 2026 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
4.Copies of executed written resolutions of the Board of Directors of the Company dated 13 June 2025 approving, among others, the issuance of the Shares, executed board minutes of a meeting of the Board of Directors of the Company dated 26 November 2025 and a copy of the executed Secretary's Certificate of the Company dated 8 December 2025, relating to resolutions adopted at a meeting of the pricing committee dated 3 December 2025 (together, the "Resolutions").
5.Copies of the following:
a.the Registration Statement;
b.the executed Securities Purchase Agreement dated 4 December 2025 (the "Securities Purchase Agreement"), among the Company and each Placement Agent (as defined therein);
c.the Registration Rights Agreement dated 4 December 2025 (the "Registration Rights Agreement") among the Company and the Investors (as defined therein);
d.the executed Warrants dated each of 8 December 2025 issued by the Company under the terms of Securities Purchase Agreement and 13 June 2025 issued by the Company under the terms of the executed Securities Purchase Agreement dated as of October 28, 2024, among the Company (under the name GlycoMimetics, Inc.) and each Investor (as defined therein) (collectively, the "Warrant Documents"); and
e.the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares dated 16 June 2025.
6.The documents listed in paragraphs 5(a) to (e) above inclusive are collectively referred to in this opinion as the "Documents".
7.Such other documents as we have deemed necessary to render the opinions set forth herein.

WALKERS

SCHEDULE 2

Assumptions

This opinion is given based upon the following assumptions:

1.The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.
2.The Memorandum and Articles of Association reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.
3.The accuracy and completeness of all factual representations made in the Registration Statement, the Documents and all other documents reviewed by us.
4.All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.
5.The Company will receive consideration in money or money’s worth for each Share offered by the Company when issued at the agreed issue price as per the terms of the Documents, such price in any event not being less than the stated par or nominal value of each Share.
6.There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.
7.The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.
8.On the date of issuance of the Shares, the Company has, or will have, sufficient authorised and unissued share capital.
9.The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended. As applicable, the Resolutions were either (a) duly adopted at duly convened meetings of the Board of Directors and such meetings were held and conducted in accordance with the Memorandum and Articles of Association or constitutional documents and governing law of the Company in force at the relevant time, or (b) duly executed by or on behalf of each director or committee member and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed and were adopted in accordance with the Memorandum and Articles of Association or constitutional documents and governing law of the Company in force at the relevant time.
10.The Documents conforms in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

WALKERS

11.Each of the Documents (including each award agreement issued pursuant thereto) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Warrants, and the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).
12.All preconditions to the issue of the Shares under the terms of the Documents will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Documents.